 HUMANA INC.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
www.humana.com

news release

For More Information Contact:

Regina Nethery
Humana Investor Relations
(502) 580-3644
E-mail:  rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
E-mail:  tnoland@humana.com

Humana Inc. Reports Financial Results for Fourth Quarter
And Full Year 2003

    LOUISVILLE, KY (February 2, 2004) - Humana Inc. (NYSE: HUM) today reported earnings per diluted share of $.41 for the fourth quarter ended December 31, 2003 ("4Q03") compared to a $.01 loss per diluted share for the fourth quarter ended December 31, 2002 ("4Q02"). Net income of $66,309,000 for 4Q03 compares favorably to a net loss of $1,705,000 in 4Q02. Pretax margin of 3.2 percent for 4Q03 increased 330 basis points from the loss in 4Q02.

    The increase in year-over-year results for 4Q03 was driven by a significant improvement in operating earnings for the company's Commercial segment, growth in its Government segment operating earnings and the absence of unusual items and charges incurred in 4Q02.

    Results for the year ended December 31, 2003 ("FY2003") also improved over those for the year ended December 31, 2002 ("FY2002"). Earnings per diluted share for FY2003 of $1.41 increased 66 percent compared to $.85 for FY2002. Net income of $228,934,000 increased 60 percent for FY2003 versus $142,755,000 in FY2002. The company's pretax margin of 2.8 percent in FY2003 increased 90 basis points over that for FY2002 of 1.9 percent.

    "We are pleased that our results for 2003 show meaningful progress in each of our business segments, the result of our sustained commitment to a diversified customer base," said Michael B. McCallister, Humana's president and chief executive officer. "The growth in our Commercial segment results, with an ever-increasing interest in our innovative Smart products, positions us firmly as a leader in health benefits solutions for both employers and employees. In August 2003, the Department of Defense recognized Humana's leadership and dedication to customer service by awarding us the TRICARE South Region contract. In addition, with the Medicare Modernization Act, we anticipate exploring new opportunities to extend our long-term and successful relationship with our nation's seniors."

    Results for FY2003 included:

    the writedown of building and equipment of $17,233,000 pretax ($10,529,000 net of income tax benefit, or $.07 per diluted share),

    a gain on the sale of a venture capital investment of $15,200,000 pretax ($10,108,000 net of income taxes, or $.06 per diluted share), and software abandonment charges of $13,527,000 pretax ($8,265,000 net of income tax benefit, or $.05 per diluted share).

    These items were recorded during the six months ended June 30, 2003. The net impact of these items reduced pretax income for FY2003 by $15,560,000 ($8,686,000 net of income taxes, or $.05 per diluted share).

    Results for 4Q02 and FY2002 included:

    severance and related employee benefit charges of $32,105,000 pretax ($19,616,000 net of income taxes, or $.12 per diluted share),

    long-lived asset impairment and lease discontinuance costs of $3,772,000 pretax ($2,305,000 net of income taxes, or $.01 per diluted share),

    charges due to the impairment in the fair value of certain private debt and equity investments of $19,571,000 pretax ($17,863,000 net of income taxes, or $.11 per diluted share), and the establishment of reserves for liabilities related to previous acquisitions of $30,140,000 pretax ($18,416,000 net of income taxes, or $.11 per diluted share).

    The net impact of these items reduced pretax income for 4Q02 and FY2002 by $85,588,000 ($58,200,000 net of income taxes, or $.35 per diluted share).

Segment Results

    Commercial segment pretax income increased to $14,062,000 in 4Q03 from a loss of $60,702,000 in 4Q02. Commercial segment pretax margin of 0.8 percent in 4Q03 was 470 basis points higher versus the loss in 4Q02.

    The improvement in year-over-year Commercial segment results during 4Q03 was driven by incremental improvements in both the underwriting results and the percent of premiums and administrative services fees spent on selling, general and administrative expenses for the segment, as well as the absence of unusual items and charges incurred in 4Q02.

    For FY2003, Commercial segment pretax income increased to $121,010,000 versus a loss of $15,174,000 in FY2002. Pretax margin for FY2003 in the Commercial segment was 1.8 percent, a 210 basis point increase from the loss in FY2002.

Commercial segment pretax results for FY2003 included:

    software abandonment charges of $13,527,000,

    a gain on the sale of a venture capital investment of $12,423,000, and the writedown of building and equipment of $4,325,000.

    These items were recorded during the six months ended June 30, 2003. The net impact of these items reduced Commercial segment pretax income for FY2003 by $5,429,000.

    Commercial segment pretax results for 4Q02 and FY2002 included:

    severance and related employee benefit charges of $21,838,000,

    long-lived asset impairment and lease discontinuance costs of $2,441,000,

    charges due to the impairment in the fair value of certain private debt and equity investments of $16,225,000, and the establishment of reserves for liabilities related to previous acquisitions of $28,397,000.

    The net impact of these items reduced Commercial segment pretax income for 4Q02 and FY2002 by $68,901,000.

    Government segment pretax income of $85,650,000 in 4Q03 compares to 4Q02 Government segment pretax income of $58,195,000. Pretax margin for the Government segment increased to 6.0 percent in 4Q03, a 160 basis point increase compared to 4.4 percent in 4Q02.

    The increase in year-over-year Government segment results during 4Q03 was primarily driven by improvements in the operating performance of each of the company's governmental lines of business and the absence of unusual items and special charges incurred in 4Q02.

    Government segment pretax income for FY2003 decreased to $223,706,000 from $225,108,000 in FY2002. Government segment pretax margin was 4.1 percent during FY2003 versus 4.3 percent in FY2002.

    Government segment pretax results for FY2003 included:

    the writedown of building and equipment of $12,908,000 and a gain on the sale of a venture capital investment of $2,777,000.

    These items were recorded during the six months ended June 30, 2003. The net impact of these items reduced Government segment pretax income for FY2003 by $10,131,000.

    Government segment pretax results for 4Q02 and FY2002 included:

    severance and related employee benefit charges of $10,267,000,

    long-lived asset impairment and lease discontinuance costs of $1,331,000,

    charges due to the impairment in the fair value of certain private debt and equity investments of $3,346,000, and the establishment of reserves for liabilities related to previous acquisitions of $1,743,000.

    The net impact of these items reduced Government segment pretax income for FY2002 by $16,687,000.

Revenues and Membership

    Consolidated revenues for 4Q03 totaled $3,152,872,000, compared to $2,855,032,000 in 4Q02, a 10.4 percent increase. Consolidated revenues for 4Q02 included charges due to the impairment in the fair value of certain private debt and equity investments of $19,571,000.

    Medical membership as of December 31, 2003 totaled 6,769,600, an increase of 1.8 percent compared to the 6,647,100 medical members as of December 31, 2002.

    For FY2003, consolidated revenues were $12,226,311,000 versus $11,261,181,000 in FY2002, an increase of 8.6 percent.

    Consolidated revenues for FY2003 included a gain on the sale of a venture capital investment of $15,200,000 recorded during the six months ended June 30, 2003. Consolidated revenues for FY2002 included charges due to the impairment in the fair value of certain private debt and equity investments of $19,571,000.

    Commercial segment premiums and administrative services fees totaled $1,698,284,000 during 4Q03 compared to a total of $1,534,463,000 during 4Q02, or 10.7 percent higher than in the prior year.

    Commercial segment premiums and administrative services fees for FY2003 were $6,683,858,000 versus $5,939,531,000 in FY2002, an increase of 12.5 percent.

    Commercial segment medical membership was 3,065,200 as of December 31, 2003, an increase of 28,800 members from September 30, 2003 and a growth of 72,700 members, or 2.4 percent from December 31, 2002. Per member premiums for the Commercial segment fully insured medical business, net of benefit changes, increased in the range of 12 to 14 percent during FY2003 compared to FY2002.

    Government segment premiums and administrative services fees for 4Q03 totaled $1,426,235,000, or 8.7 percent higher than the related 4Q02 premiums and administrative services fees of $1,312,543,000.

    Government segment premiums and administrative services fees for FY2003 were $5,413,101,000 versus $5,235,262,000 in FY2002, an increase of 3.4 percent.

    Medicare+Choice membership totaled 328,600 at December 31, 2003, an increase of 4,000 members from September 30, 2003 and a decline of 15,500 members, or 4.5 percent from December 31, 2002. Per member premiums for the Medicare+Choice business, net of benefit changes, increased in the range of 4 to 6 percent during FY2003 compared to FY2002.

    TRICARE's insured membership totaled 1,849,700 at December 31, 2003, versus comparable membership at December 31, 2002 of 1,755,800. TRICARE ASO membership was 1,057,200 at December 31, 2003, up 0.8 percent from December 31, 2002 membership of 1,048,700. TRICARE premium revenues and administrative services fees increased by 11.9 percent during FY2003 due primarily to a change in the monthly base revenue effective in July 2003 and additional reimbursement associated with reservist call-ups.

    Medicaid membership of 468,900 at December 31, 2003 declined by 7.3 percent from December 31, 2002 due to the carve-out of three municipalities from one of our contracts in Puerto Rico. Approximately 84 percent of the company's Medicaid membership is in Puerto Rico. Per member premiums for the Medicaid business, net of benefit changes, increased in the range of 7 to 9 percent during FY2003 versus FY2002.

Medical and SG&A Expenses

    The company's 4Q03 medical expense ratio (medical expenses as a percent of premiums) of 83.0 percent decreased 30 basis points compared to the 4Q02 medical expense ratio of 83.3 percent.

    For FY2003, the medical expense ratio was 83.5 percent, a 10 basis point decline from that for FY2002.

    The selling, general and administrative ("SG&A") expense ratio (SG&A expenses as a percent of premiums plus administrative services fees) for 4Q03 of 15.6 percent decreased by 180 basis points from the 4Q02 SG&A ratio of 17.4 percent.

    For FY2003, the SG&A expense ratio was 15.4 percent compared to 15.9 percent in FY2002.

    SG&A expenses for FY2003 included the writedown of building and equipment of $17,233,000 recorded during the six months ended June 30, 2003. This resulted in an increase to the FY2003 SG&A ratio of 10 basis points.

    SG&A expenses for FY2002 included severance and related employee benefit charges of $32,105,000, long-lived asset impairment and lease discontinuance costs of $3,772,000, and the establishment of reserves for liabilities related to previous acquisitions of $30,140,000. These items resulted in an increase to the FY2002 SG&A ratio of 60 basis points.

Cash Flows from Operations

    Cash flows provided by operations for 4Q03 of $290,220,000, included the positive impact of $211,899,000 from the timing of the receipt of the premium payment from the Centers for Medicare and Medicaid Services ("CMS").

    The fixed monthly Medicare+Choice premium payment from CMS is due to Humana on the first day of each month. However, if the first of the month falls on a weekend or a holiday, the company receives that payment on the last business day of the prior month, often resulting in a significant impact on cash flows from operations.

    Cash flows provided by operations for 4Q02 of $422,710,000 included a $205,755,000 benefit from the timing of the premium payment from CMS. The year-over-year decline in the quarter's cash flows is primarily a function of the timing of the collection of TRICARE receivables during 2002.

    Cash flows provided by operations for FY2003 totaled $413,140,000 compared to cash flows provided by operations for FY2002 of $321,408,000. FY2003 cash flows from operations included a benefit of $6,144,000 from the timing of the receipt of the premium payment from CMS, while FY2002 cash flows from operations included a $10,873,000 negative impact from such timing.

Non-GAAP Financial Measures

    The following is a reconciliation of the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States, or GAAP, to certain non-GAAP financial measures used by the company for 4Q03, 4Q02, FY2003, and FY2002.

	4Q03	4Q02	2003	2002

	(in thousands)

GAAP operating cash flows	$290,220	$422,710	$413,140	$321,408
Timing of premium payment receipt from CMS	(211,899)	(205,755)	(6,144)	10,873
Non-GAAP operating cash flows[1]	$78,321	$216,955	$406,996	$332,281

1 Management believes the difference in timing of this cash event between periods may be so significant as to distort a particular period's trend in operating cash flows. Management believes that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the relevance of a factor to normal operating results. In some cases, large factors or events may obscure short-term patterns and long-term trends. When reviewing and analyzing our cash flow position, management apportions the CMS premium payment in each month. To do otherwise would distort a meaningful analysis of our cash flow. Decisions such as management's forecast or business plans regarding cash flow, therefore, use this non-GAAP financial measure.

Parent Company Cash and Investments

    As of December 31, 2003, the parent company had $399,393,000 in cash, cash equivalents, and short-term investments. This compares to $187,008,000 at December 31, 2002.

Share Repurchase Program

    During FY2003, the company acquired 3,670,500 of its common shares for an aggregate price of $44,147,000, or an average cost of $12.03 per share. 1,433,600 of these shares were purchased for $23,330,000 in connection with employee stock plans, at an average price of $16.27 per share and the remaining 2,236,900 shares were purchased in open market transactions for an aggregate purchase price of $20,817,000, or an average of $9.31 per share.

    In July 2003, the company announced that its Board of Directors authorized the use of up to $100 million for the repurchase of its common shares, exclusive of shares repurchased in connection with employee stock plans. As of January 31, 2004, substantially all of the July 2003 authorization remains available for share repurchases.

Guidance

    The company offers the GAAP guidance detailed below for the investor community. This guidance excludes the company's pending acquisition of Ochsner Health Plan of Louisiana.

For the Quarter Ending March 31, 2004

  Earnings per diluted share of $.40 to $.42.

  A sequential increase in Commercial segment medical membership of over 200 thousand members on a net basis (substantially all of which relates to Administrative Services Only or "ASO" accounts).

For the Year Ending December 31, 2004

  Earnings per diluted share of $1.60 to $1.65.

  Consolidated revenues of approximately $13 billion.

  Commercial segment pretax income of between $140 million and $170 million.

  Growth in Commercial segment medical membership of 6 to 9 percent for fully insured and ASO products combined. (Approximately 80 to 90 percent of the 2004 growth is anticipated to be in ASO products.)

  Growth in per member premiums, net of benefit changes, in the range of 8 to 10 percent for Commercial segment fully insured medical business.

  Increases in per member Commercial segment fully insured medical costs in the range of 9 to 11 percent.

  Commercial segment SG&A ratio of between 15.5 and 16.5 percent.

  MedicareAdvantage (formerly Medicare+Choice) membership of between 340,000 and 360,000 by year end.

  Growth in per member premiums, net of benefit changes, in the range of 8 to 10 percent for MedicareAdvantage business.

  Increases in per member MedicareAdvantage medical costs in the range of 8 to 10 percent.

  TRICARE premiums and administrative services fees of approximately $2.1 billion.

  Pretax margin for the company's TRICARE business in the range of 2 to 4 percent.

  Government segment SG&A ratio of between 11 and 12 percent.

  An effective tax rate of approximately 34 percent.

  Cash flows from operating activities of $475 million to $525 million.

  Capital expenditures of approximately $100 million.

Conference Call

    Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and earnings guidance.

    All parties interested in the audio only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call.

    A live virtual presentation (audio with slides) will be available and may be accessed via Humana's Investor Relations page at www.humana.com . The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

    For those unable to participate in the live event, the virtual presentation archive will be available in the Presentations section of the Investor Relations page at www.humana.com, approximately two hours following the live web cast. An audio recording of the conference call will also be available in the Audio Archives located on the Investor Relations page at www.humana.com approximately two hours after the live call.

***********

This news release contains forward-looking statements. The forward-looking statements made in the news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the following documents, as filed by Humana with the Securities and Exchange Commission:

  Form 10-K for the year ended December 31, 2002;
  Form 10-Qs for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003.

***********

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with approximately 6.8 million medical members located primarily in 18 states and Puerto Rico. Humana offers coordinated health insurance coverage and related services - through traditional and Internet-based plans - to employer groups, government-sponsored plans, and individuals.

More information regarding Humana is available via the Internet at www.humana.com, including copies of:

  Annual report to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentation;
  Quarterly earnings press releases;
  Audio archive of most recent earnings release conference call;
  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned participation in investor conferences)
Humana Inc.
In thousands
	December 31,		Percent
Ending Medical Membership	2003	2002	Difference	Change

Commercial:
Fully insured	2,352.8	2,340.3	12.5	0.5
ASO	712.4	652.2	60.2	9.2
Total Commercial	3,065.2	2,992.5	72.7	2.4

Government:
Medicare+Choice	328.6	344.1	(15.5)	(4.5)
Medicaid	468.9	506.0	(37.1)	(7.3)
TRICARE	1,849.7	1,755.8	93.9	5.3
TRICARE ASO	1,057.2	1,048.7	8.5	0.8
Total Government	3,704.4	3,654.6	49.8	1.4
Total ending medical membership	6,769.6	6,647.1	122.5	1.8

	December 31,			Percent
Ending Specialty Membership	2003	2002	Difference	Change

Commercial:
Dental-fully insured	767.6	781.4	(13.8)	(1.8)
Dental-ASO	379.8	313.2	66.6	21.3
Total Dental	1,147.4	1,094.6	52.8	4.8
Group life	502.4	523.3	(20.9)	(4.0)
Short-term disability	18.3	22.1	(3.8)	(17.2)
Total ending specialty membership	1,668.1	1,640.0	28.1	1.7

	Three months ended		Twelve months ended
	December 31,		December 31,
Premiums	2003	2002	2003	2002

Commercial:
Fully insured medical	$1,584,950	$1,422,602	$6,240,806	$5,499,033
Specialty	81,469	85,948	320,206	337,295
Total Commercial	1,666,419	1,508,550	6,561,012	5,836,328

Government:
Medicare+Choice	634,332	647,666	2,527,446	2,629,597
Medicaid	129,367	119,609	487,100	462,998
TRICARE	622,513	516,685	2,249,725	2,001,474
Total Government	1,386,212	1,283,960	5,264,271	5,094,069
Total premiums	$3,052,631	$2,792,510	$11,825,283	$10,930,397

	Three months ended		Twelve months ended
	December 31,		December 31,
Administrative services fees	2003	2002	2003	2002

Commercial	$31,865	$25,913	$122,846	$103,203
Government	40,023	28,583	148,830	141,193
Total Administrative services fees	$71,888	$54,496	$271,676	$244,396

Humana Inc.
Dollars in thousands, except per share results

	Three months ended		Twelve months ended
	December 31,		December 31,
Consolidated Statements of Operations	2003	2002 (a)	2003 (a)	2002 (a)
Revenues:
Premiums	$3,052,631	$2,792,510	$11,825,283	$10,930,397
Administrative services fees	71,888	54,496	271,676	244,396
Investment income	26,777	6,138	122,041	78,833
Other income	1,576	1,888	7,311	7,555
Total revenues	3,152,872	2,855,032	12,226,311	11,261,181
Operating expenses:
Medical	2,534,887	2,326,448	9,879,421	9,138,196
Selling, general and administrative	486,832	496,553	1,858,028	1,775,069
Depreciation	24,158	26,243	115,167	105,006
Other intangible amortization	2,389	3,931	11,612	15,724
Total operating expenses	3,048,266	2,853,175	11,864,228	11,033,995
Income from operations	104,606	1,857	362,083	227,186
Interest expense	4,894	4,364	17,367	17,252
Income (loss) before income taxes	99,712	(2,507)	344,716	209,934
Provision (benefit) for income taxes	33,403	(802)	115,782	67,179
Net income (loss)	$66,309	($1,705)	$228,934	$142,755

Basic earnings (loss) per common share	$0.41	($0.01)	$1.44	$0.87
Diluted earnings (loss) per common share	$0.41	($0.01)	$1.41	$0.85

Shares used in computing basic earnings per common share (000's)	161,225	160,943	158,968	163,489
Shares used in computing diluted earnings per common share (000's)	163,724	160,943	161,960	167,801

Operating Results by Segment

Commercial pretax income (loss)	14,062	(60,702)	121,010	(15,174)
Government pretax income	85,650	58,195	223,706	225,108
Consolidated pretax income (loss)	99,712	(2,507)	344,716	209,934

Key Ratios

Medical expense ratio
Commercial	83.6%	83.7%	82.9%	83.5%
Government	82.3%	82.8%	84.3%	83.8%
Total	83.0%	83.3%	83.5%	83.6%

Selling, general, and administrative expense ratio
Commercial	17.3%	20.7%	16.9%	18.0%
Government	13.5%	13.6%	13.4%	13.5%
Total	15.6%	17.4%	15.4%	15.9%

(a) Refer to the Summary of Unusual Items and Charges of these statistical pages within this press release for detail of unusual items and charges included in these results of operations.

Humana Inc.
Dollars in thousands, except per share results

Summary of Unusual Items and Charges

	For the twelve months ended December 31, 2003

	Pretax Impact			After-tax	Diluted
	Commercial	Government	Consolidated	Impact	EPS Impact

Investment Income:
Gain on sale of venture capital investment	$12,423	$2,777	$15,200	$10,108	$0.06

Selling, general, and administrative expense:
Write-down of building and equipment	(4,325)	(12,908)	(17,233)	(10,529)	(0.07)

Depreciation:
Software abandonment charges	(13,527)	-	(13,527)	(8,265)	(0.05)

Total 2003 unusual items and charges	($5,429)	($10,131)	($15,560)	($8,686)	($0.05)

Impact of unusual items and charges on the SG&A expense ratio	0.06%	0.24%	0.14%

	For the three and twelve months ended December 31, 2002

	Pretax Impact			After-tax	Diluted
	Commercial	Government	Consolidated	Impact	EPS Impact

Investment Income:
Impairment in the fair value of certain private debt and equity
Investments	($16,225)	($3,346)	($19,571)	($17,863)	($0.11)

Selling, general, and administrative expense:
Severance and related employee benefit charges	(21,838)	(10,267)	(32,105)	(19,616)	(0.12)
Long-lived asset impairment and lease discontinuance costs	(2,441)	(1,331)	(3,772)	(2,305)	(0.01)
Reserves for liabilities related to previous acquisitions	(28,397)	(1,743)	(30,140)	(18,416)	(0.11)
Total impact on selling, general and administrative expense	(52,676)	(13,341)	(66,017)	(40,337)	(0.24)

Total 2002 unusual items and charges	($68,901)	($16,687)	($85,588)	($58,200)	($0.35)

Impact of unusual items and charges on the SG&A expense ratio:
For the three months ended December 31, 2002	3.43%	1.02%	2.32%
For the twelve months ended December 31, 2002	0.89%	0.25%	0.59%

Humana Inc.
Dollars in thousands, except per share results

	December 31,	September 30,	December 31,
Consolidated Balance Sheets	2003	2003	2002
Assets
Current assets:
Cash and cash equivalents	$931,404	$635,837	$721,357
Investment securities	1,676,642	1,688,679	1,395,068
Receivables, net:
Premiums	452,404	461,684	321,135
Administrative services fees	13,583	10,952	68,316
Other	247,298	288,836	250,857
Total current assets	3,321,331	3,085,988	2,756,733

Property and equipment, net	416,472	413,402	459,842

Other assets:
Long-term investment securities	319,167	314,187	299,489
Goodwill	776,874	776,874	776,874
Other	459,479	431,360	586,999
Total other assets	1,555,520	1,522,421	1,663,362
Total assets	$5,293,323	$5,021,811	$4,879,937
Liabilities and Stockholders' Equity
Current liabilities:
Medical and other expenses payable	$1,272,156	$1,296,566	$1,142,131
Trade accounts payable and accrued expenses	440,340	438,926	552,689
Book overdraft	219,054	218,751	94,882
Unearned premium revenues	333,071	108,161	335,757
Short-term debt	-	-	265,000
Total current liabilities	2,264,621	2,062,404	2,390,459
Long-term debt	642,638	644,440	339,913
Other long-term liabilities	550,115	555,843	543,091
Total liabilities	3,457,374	3,262,687	3,273,463
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized; none issued	-	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized;
173,909,127 shares issued at December 31, 2003	28,984	28,854	28,556
Capital in excess of par value	974,975	961,015	931,089
Retained earnings	949,811	883,502	720,877
Accumulated other comprehensive income	16,909	20,086	22,455
Unearned stock compensation	(754)	(357)	(6,516)
Treasury stock, at cost, 12,018,281 shares at December 31, 2003	(133,976)	(133,976)	(89,987)
Total stockholders' equity	1,835,949	1,759,124	1,606,474
Total liabilities and stockholders' equity	$5,293,323	$5,021,811	$4,879,937

Debt to total capitalization ratio	25.9%	26.8%	27.4%

Humana Inc.
Dollars in thousands

	Three months ended		Twelve months ended
	December 31,		December 31,
Consolidated Statements of Cash Flows	2003	2002	2003	2002
Cash flows from operating activities
Net income (loss)	$66,309	($1,705)	$228,934	$142,755
Adjustments to reconcile net income to net
cash provided by operating activities:
Building and equipment writedown	-	2,448	17,233	2,448
Depreciation and amortization	26,547	30,174	126,779	120,730
Provision for deferred income taxes	2,038	15,340	32,251	49,561
Changes in operating assets and liabilities:
Receivables	(28,736)	53,931	(15,220)	(177,081)
Other assets	(17,325)	(2,732)	25,110	(2,464)
Medical and other expenses payable	(24,410)	(22,300)	130,025	55,745
Other liabilities	43,931	79,605	(107,432)	84,347
Unearned revenues	224,910	245,780	(2,686)	10,717
Other	(3,044)	22,169	(21,854)	34,650
Net cash provided by operating activities	290,220	422,710	413,140	321,408

Cash flows from investing activities
Purchases of property and equipment	(36,288)	(28,243)	(101,268)	(112,136)
Proceeds from sales of property and equipment	8,699	428	11,182	1,849
Purchases of investment securities	(913,183)	(929,275)	(4,572,577)	(2,569,078)
Proceeds from maturities of investment securities	183,975	219,736	769,436	492,935
Proceeds from sales of investment securities	751,618	719,149	3,520,064	2,058,273
Net cash used in investing activities	(5,179)	(18,205)	(373,163)	(128,157)

Cash flows from financing activities
Proceeds from swap exchange	-	-	31,556	-
Proceeds from issuance of senior notes	-	-	299,139	-
Net commercial paper conduit (repayments) borrowings	-	-	(265,000)	2,000
Change in book overdraft	303	(9,520)	124,172	(57,875)
Common stock repurchases	-	(48,596)	(44,147)	(74,035)
Debt issue costs	(648)	(990)	(3,331)	(1,549)
Other	10,871	222	27,681	8,145
Net cash provided by (used in) financing activities	10,526	(58,884)	170,070	(123,314)

Increase in cash and cash equivalents	295,567	345,621	210,047	69,937
Cash and cash equivalents at beginning of period	635,837	375,736	721,357	651,420
Cash and cash equivalents at end of period	$931,404	$721,357	$931,404	$721,357

Humana Inc.

Percentage of Ending Membership Under Capitation Arrangements

	Commercial Segment			Government Segment					Consol.
	Fully		Total	Medicare			TRICARE	Total	Total
	Insured	ASO	Segment	+Choice	Medicaid	TRICARE	ASO	Segment	Medical

December 31, 2003
Capitated HMO
hospital system based A	5.4%	-	4.2%	11.8%	2.9%	-	-	1.4%	2.7%
Capitated HMO
physician group based A	3.0%	-	2.3%	1.8%	46.9%	-	-	6.1%	4.4%
Risk-sharing B	2.9%	-	2.2%	47.9%	43.7%	-	-	9.8%	6.4%
All other membership	88.7%	100.0%	91.3%	38.5%	6.5%	100.0%	100.0%	82.7%	86.5%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

December 31, 2002
Capitated HMO
hospital system based A	6.3%	-	4.9%	13.7%	2.4%	-	-	1.6%	3.1%
Capitated HMO
physician group based A	3.2%	-	2.5%	3.1%	57.9%	-	-	8.3%	5.7%
Risk-sharing B	2.9%	-	2.3%	46.6%	32.4%	-	-	8.9%	5.9%
All other membership	87.6%	100.0%	90.3%	36.6%	7.3%	100.0%	100.0%	81.2%	85.3%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

A - In a limited number of circumstances, we contract with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, we prepay these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit
Administrative functions and claims processing. For these capitated HMO arrangements, we generally agree to
Reimbursement rates that target a medical expense ratio ranging from 82% to 89%. Providers participating in hospital-
based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have
Subcontracted specialist physicians and are responsible for reimbursing such hospitals and physicians for services rendered to their HMO membership.

B - In some circumstances, we contract with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the medical costs of their HMO membership. Although these arrangements do include capitation payments for services rendered, we process substantially all of the claims under these arrangements.

Humana Inc.

Medical Claim Reserves - Details and Statistics

Change in medical and other expenses payable:

The change in medical and other expenses payable is summarized as follows:

	For the Twelve	For the Twelve
	Months Ended	Months Ended
	December 31, 2003	December 31, 2002
Balances at January 1	$1,142,131	$1,086,386

Incurred related to:
Current year	9,955,491	9,125,915
Prior years - non-TRICARE (1)	(33,432)	(13,404)
Prior years - TRICARE (2)	(42,638)	25,685
Total incurred	9,879,421	9,138,196

Paid related to:
Current year	(8,710,393)	(8,002,610)
Prior years	(1,039,003)	(1,079,841)
Total paid	(9,749,396)	(9,082,451)

Balances at end of period	$1,272,156	$1,142,131

The impact of any reduction of "incurred related to prior years" claims may be offset as we re-establish the "incurred related to current year". Our reserving practice is to consistently recognize the actuarial best estimate of our ultimate liability for our claims within a level of confidence required to meet actuarial
Standards. Thus, only when the release of a prior year reserve is not offset with the same level of conservatism in estimating the current year reserve will the redundancy reduce medical expense. We have consistently applied this methodology in determining our best estimate for unpaid claims liability in each period.

(1) Changes in estimates of non-TRICARE incurred claims for prior years recognized during 2003 and 2002 related primarily to our commercial lines of business.

Changes in estimates of TRICARE incurred claims for prior years recognized during 2003 resulted primarily from utilization levels developing favorably from the levels originally estimated for the second half of 2002.
As a result of substantial risk-sharing provisions with the Department of Defense and with subcontractors, any resulting impact on current period operations is substantially mitigated. Changes in estimates of medical
Expenses payable for TRICARE also may result from issues that entitle us to additional revenues derived from change orders or the bid price adjustment process, which was the case with substantially all of the unfavorable
Development for prior periods recognized during 2002.

Humana Inc.
Dollars in thousands

Medical Claim Reserves - Details and Statistics

Medical and Other Expenses Payable Detail:
			December 31,	September 30,	December 31,
			2003	2003	2002
A- IBNR and other medical expenses payable			$767,712	$788,124	$650,606
B -TRICARE IBNR			267,146	280,429	212,826
C -TRICARE other medical expenses payable			37,849	25,941	37,793
D- Unprocessed claim inventories			109,700	106,800	92,300
E- Processed claim inventories			74,262	47,515	105,422
F- Payable to pharmacy benefit administrator			15,487	47,757	43,184
Total medical and other expenses payable			$1,272,156	$1,296,566	$1,142,131

A- IBNR represents an estimate of medical expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR).
B -TRICARE IBNR has increased from 2002 primarily due to an increase in claim inventories at our third party claim administrator for claims not submitted electronically.
C- TRICARE other medical expense payable may include liabilities to subcontractors and/or risk share payables to the
Department of Defense. The level of these balances may fluctuate from period to period due to the timing of payment
(cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as "receivables" in our balance sheet).
D- Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
TRICARE claim inventories are not included in this amount as an independent third party administrator processes all TRICARE medical claims on our behalf. Reserves for TRICARE claims inventory are included in TRICARE IBNR.
E- Processed claim inventories represent the estimated valuation of processed claims that are in the post claim
Adjudication process, which consists of administrative functions such as audit and check batching and handling.
F- The balance due to our pharmacy benefit administrator fluctuates due to bi-weekly payments and the month-end cutoff.

Receipt Cycle Time:
Due to increasing electronic connectivity and other efficiencies gained by our providers with regards to the claim submission process, the average length of time between when a claim was initially incurred and when the claim form was received has generally shortened over the past several years. Below is a summary:

	Average # of Days from Incurred Date to Receipt Date (1)
	2003	2002	Change	% Change
1st Quarter Average	17.1	19.0	(1.9)	-10.0%
2nd Quarter Average	16.7	18.1	(1.4)	-7.7%
3rd Quarter Average	16.6	17.3	(0.7)	-4.0%
4th Quarter Average	16.6	16.9	(0.3)	-1.8%
Full Year Average	16.7	17.8	(1.1)	-6.2%

(1) Receipt cycle time data for our 3 largest claim processing platforms representing approximately 90% of our claims volume.

Humana Inc.

Medical Claim Reserves - Details and Statistics

Unprocessed Claim Inventories:
The estimated valuation and number of claims on hand that are yet to be processed are as follows:

	Estimated		Number
	Valuation	Claim Item	of Days
Date	(000)	Counts	On Hand

12/31/2001	$125,400	518,100	5.0
3/31/2002	$121,000	559,600	5.2
6/30/2002	$110,300	513,100	4.8
9/30/2002	$108,800	496,200	4.8
12/31/2002	$92,300	424,200	4.5
3/31/2003	$99,000	421,700	4.4
6/30/2003	$92,100	446,600	4.7
9/30/2003	$106,800	528,400	5.8
12/31/2003	$109,700	443,000	4.9

Days in Claims Payable (Quarterly):
A common metric for monitoring medical claim reserve levels relative to the medical claim expenses is days in claims payable, or DCP, which represents the medical claim liabilities at the end of the period divided by average medical expenses per day in the quarterly period. Since we have some providers under capitation payment arrangements (which do not require a medical claim IBNR reserve), we have also summarized this metric excluding capitation expenses.
	Days			DCP
	in Claims	Annual		Excluding	Annual
Quarter Ended	Payable (DCP)	Change	% Change	Capitation	Change	% Change
12/31/2001	47.4	(3.9)	-7.6%	57.1	(4.4)	-7.2%
3/31/2002	47.2	(2.3)	-4.6%	56.2	(3.4)	-5.7%
6/30/2002	46.8	(3.1)	-6.2%	55.3	(4.7)	-7.8%
9/30/2002	46.6	(2.5)	-5.1%	55.3	(3.9)	-6.6%
12/31/2002	45.2	(2.2)	-4.6%	53.3	(3.8)	-6.7%
3/31/2003	46.5	(0.7)	-1.5%	54.7	(1.5)	-2.7%
6/30/2003	47.9	1.1	2.4%	56.2	0.9	1.6%
9/30/2003	47.2	0.6	1.3%	54.5	(0.8)	-1.4%
12/31/2003	46.2	1.0	2.2%	53.2	(0.1)	-0.2%

This metric fluctuates due to all of the issues reviewed above, including the change in the receipt cycle time, the change in medical claim inventories, the change in TRICARE liability balances, and the timing of our bi-weekly payment to our pharmacy benefits administrator. An annual recap follows:

				2003	2002
4th quarter-prior year				45.2	47.4
Impact of change in claim receipt cycle time				(0.5)	(2.6)
Impact of change in unprocessed claim inventories				0.6	(1.3)
Impact of change in processed claim inventories				(1.1)	0.2
Impact of changing TRICARE reserve balances				2.0	0.3
Impact of change in pharmacy payment cutoff				(1.0)	0.7
All other				1.0	0.5
Year to date-current year				46.2	45.2